Exhibit 99.1

newsrelease

Santa Barbara Office
3820 State Street
Santa Barbara, CA 93105
tel: 805.563.7000
fax: 805.563.7070
www.tenethealth.com

Contacts:
Media:	Steven Campanini (805) 563-6838
Investors:	Thomas Rice (805) 563-7188

Agreement Reached to Settle Palm Beach Gardens Litigation

                DEC. 23, 2004 — Tenet Healthcare Corporation (NYSE: THC) announced today that a subsidiary which operates Palm Beach Gardens Medical Center in Palm Beach, Fla., has agreed in principle to settle 106 individual lawsuits filed against the hospital that alleged the plaintiffs had suffered post-surgical infections after having cardiac surgeries at the facility.

                Under the agreement, Tenet will pay $31 million to the plaintiffs and their counsel.  The civil lawsuits were filed against Palm Beach Gardens Medical Center over an extended period between 1997 and 2002.

                Tenet anticipates that individual settlement agreements will be signed by the plaintiffs within 30 days, and all the suits will then be dismissed.

                 “This week, we have reached an equitable resolution of the two highest profile patient care legal issues that have confronted us for more than two years,” said E. Peter Urbanowicz, Tenet’s general counsel.  “Together with the agreement we announced Tuesday to resolve the Redding Medical Center litigation, this Palm Beach Gardens settlement demonstrates the real progress we are making to put our legal challenges related to past events behind us.  It is consistent with our stated goal of seeking a reasonable settlement of Tenet’s issues from the past whenever possible, instead of engaging in protracted litigation that could take years.”

                The lead counsel for the plaintiffs, Calvin Warriner of Searcy Denney Scarola Barnhart and Shipley, said, “We appreciate the willingness of Palm Beach Gardens Medical Center to work with us to produce an equitable and honorable resolution for all concerned.  This settlement permits these former patients to put a very painful matter behind them and get on with their lives.”

                Urbanowicz added, “Putting an end to this well-publicized litigation means that this fine hospital can now move forward confidently and focus all its energy and resources on delivering quality care to its patients.”

                Palm Beach Gardens Medical Center has made great strides in enhancing patient care over the past two years.  It has received national recognition for these efforts.  The hospital was rated in the top five percent in the nation for cardiac interventional procedures by HealthGrades, a leading health care ratings company.  HealthGrades also awarded the hospital five stars for its treatment of heart attack and heart failure.

                In addition, Palm Beach Gardens Medical Center was the only hospital in Florida this year to be commended by the American Heart Association for exceeding 85 percent compliance with AHA cardiac care guidelines for administration of aspirin, beta-blockers, ace inhibitors and statins, as well as its smoking cessation efforts.

Tenet Healthcare Corporation, through its subsidiaries, owns and operates acute care hospitals and related health care services.  Tenet’s hospitals aim to provide the best possible care to every patient who comes through their doors, with a clear focus on quality and service.  Tenet can be found on the World Wide Web at www.tenethealth.com.

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Some of the statements in this release may constitute forward-looking statements.  Such statements are based on our current expectations and could be affected by numerous factors and are subject to various risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended Dec. 31, 2003, our quarterly reports on Form 10-Q and periodic reports on Form 8-K.  Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated.  We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.